EXHIBIT 99.1

ALDERWOODS GROUP ANNOUNCES COMPLETION OF SALE OF SECURITY
PLAN LIFE INSURANCE COMPANY

CINCINNATI – October 1, 2004 – Alderwoods Group, Inc. (NASDAQ:AWGI) is pleased to announce that its subsidiary Mayflower National Life Insurance Company has today completed the sale of all of the outstanding shares of Security Plan Life Insurance Company to Citizens Insurance Company of America.

Mayflower received cash proceeds from this sale of $85 million and Alderwoods Group expects to record a pre-tax gain on the sale of approximately $16 million in the third quarter of its 2004 fiscal year. After payment of applicable taxes and expenses associated with the transaction and the recapitalization of Mayflower, which remains subject to regulatory approval, Alderwoods Group expects to realize net proceeds of approximately $60 million from this transaction.  The Company plans to use the net proceeds of the sale to further reduce its outstanding long-term debt.

“We are very pleased to have completed this transaction with Citizens Insurance Company for our non-strategic life insurance business,” said Paul Houston, President and Chief Executive Officer of Alderwoods Group. “With the sale of Security Plan Life Insurance and other assets previously identified for sale, we continue to make progress on our divestiture program and on our objective to strengthen Alderwoods’ balance sheet.”

Houston added, “Having completed the sale of Security Plan Life Insurance, our wholly-owned subsidiary Mayflower will continue to focus on building its funeral pre-need insurance business.”

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of June 19, 2004, the Company operated 716 funeral homes, 130 cemeteries and 61 combination funeral home and cemetery locations throughout North America. Of the Company’s total locations, 59 funeral homes, 53 cemeteries and four combination funeral home and cemetery locations were held for sales as of June 19, 2004. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Safe Harbor

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with obtaining regulatory approval for the recapitalization of Mayflower National Life Insurance Company; future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC or this press release. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director,
	Chief Financial Officer	Investor Relations and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com